Exhibit 99.1
Inotiv Reports Second Quarter Financial Results for Fiscal 2024 and Provides Business Update

– Second quarter fiscal 2024 revenue down 21.5% to $119.0 million
–Year-to-date fiscal 2024 revenue down 7.2% to $254.5 million
–Agreement in principle reached with the U.S. Department of Justice on related matter
–Site optimization projects near completion
–Conference call begins today at 4:30 pm ET
WEST LAFAYETTE, IN, May 15, 2024– Inotiv, Inc. (Nasdaq: NOTV) (the “Company”), a leading contract research organization specializing in nonclinical and analytical drug discovery and development services and research models and related products and services, today announced financial results for the three months (“Q2 FY 2024”) and six months ("YTD FY 2024") ended March 31, 2024.
Revenue by Segment

(in millions of USD)	Three Months Ended March 31,		% change	Six Months Ended March 31,		% change
	2024	2023		2024	2023
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
DSA (Discovery & Safety Assessment)	$46.6	$47.0	(0.9)%	$91.3	$88.1	3.6%
RMS (Research Models & Services)	72.4	104.5	(30.7)%	163.2	186.1	(12.3)%
Total	$119.0	$151.5	(21.5)%	$254.5	$274.2	(7.2)%

Management Commentary

Robert Leasure Jr., President and Chief Executive Officer, commented, “Following a good first quarter, revenue in this reporting period was less than expected. Weak NHP demand in the three months ended March 31, 2024, and a decrease in early-stage discovery work and orders contributed significantly to the period's results. Some of the DSA revenue reduction in early-stage discovery was offset by growth in new services launched in the prior year. We also continue to near completion of our remaining site optimization project in the U.K. Additionally, the transformation of Inotiv's business in order to capture greater market share and growth in the long-run has been supported by a reduction in expenses while ramping sales and marketing efforts to grow revenue and margins. As we improved efficiencies and moved to right size our operations, we further reduced our workforce and other expenses."

Agreement in Principle

As it relates to the matter of the U.S. Department of Justice (“DOJ”), together with federal and state law enforcement agents, executing a search and seizure warrant on the Cumberland facility on May 18, 2022, the Company and DOJ have reached an agreement in principle (the “Agreement in Principle”) to resolve this investigation as to the Company and its subsidiaries, Envigo Global Services Inc. and Envigo RMS, LLC. Any final resolution is subject to certain material contingencies, including, without limitation, negotiations between the Company and DOJ regarding mutually satisfactory resolution documents, final approvals by DOJ and the Company, and depending on the terms of any final resolution with DOJ, negotiations with certain of the Company’s stakeholders regarding the feasibility of such proposed resolution. While the Company has reached an Agreement in Principle with the DOJ, and believes a resolution is probable and estimable, there can be no assurance that a resolution will be agreed and finalized. Refer to Note 14 – Contingencies for additional information.

For the three and six months ended March 31, 2024, the Company has accrued an estimate of $26.5 million related to the Agreement in Principle. The Company expects to have additional cash outlays in connection with certain costs related to the Agreement in Principle, which would be paid over the next three to five years. The additional cash outlays could include ongoing monitoring and compliance costs, legal expenses and other payments required to comply with the

Agreement in Principle, subject to final approvals, and at this time, the Company expects that such costs would be expensed as incurred.

Financial Highlights

Q2 FY 2024 Highlights

•Revenue was $119.0 million in Q2 FY 2024 as compared to $151.5 million during the three months ended March 31, 2023 (“Q2 FY 2023”), driven primarily by a decrease of $32.1 million, or 30.7%, in Research Models and Services (“RMS”) revenue.
•Consolidated net loss for Q2 FY 2024 was $48.1 million, or 40.4% of total revenue, compared to consolidated net loss of $9.6 million, or 6.4% of total revenue, in Q2 FY 2023. Consolidated net loss for Q2 FY 2024 included a $26.5 million charge related to the Agreement in Principle as it relates to a matter with the DOJ as discussed above.
•Adjusted EBITDA1 in Q2 FY 2024 was $3.1 million, or 2.6% of total revenue, compared to $17.1 million, or 11.3% of total revenue, in Q2 FY 2023.
•Book-to-bill ratio for Q2 FY 2024 was 0.77x for the DSA services business.
•DSA backlog was $142.1 million at March 31, 2024, down from $145.7 million at March 31, 2023, and down from $152.3 million at December 31, 2023.

YTD FY 2024 Highlights

•Revenue was $254.5 million during the YTD FY 2024 compared to $274.2 million during the six months ended March 31, 2023 ("YTD FY 2023"), driven by a $22.9 million decrease in RMS revenue and partially offset by a $3.2 million increase in DSA revenue.
•Consolidated net loss for YTD FY 2024 was $63.9 million, or 25.1% of total revenue, compared to consolidated net loss of $96.6 million, or 35.2% of total revenue for YTD FY 2023. Consolidated net loss for YTD FY 2024 included a $26.5 million charge related to the Agreement in Principle as it relates to a matter with the DOJ as discussed above. Consolidated net loss for YTD FY 2023 included a $66.4 million non-cash goodwill impairment charge related to the RMS segment.
•Adjusted EBITDA1 in YTD FY 2024 was $12.7 million, or 5.0% of total revenue, compared to $11.6 million, or 4.2% of total revenue, in YTD FY 2023.
•Book-to-bill ratio was 1.11x for the DSA services business.

1 This is a non-GAAP financial measure. Refer to “Non-GAAP to GAAP Reconciliation” in this release for further information.

DSA and RMS Highlights

•In December 2023, the Company announced that it would be partnering with Vanguard Supply Chain Solutions LLC, one of the Company’s then-current provider of transportation services, to enable the in-house integration of Inotiv’s North American transportation operations. The Company completed this in-house integration in the second quarter of fiscal 2024. The Company is now working on further route optimization projects, designed for further efficiencies and cost reductions.
•The expansion activities at Fort Collins, CO, were completed by the end of October 2023 and the expanded site completed the validation of the facility and equipment which became operational in the second quarter of fiscal 2024.
•During Q2 FY 2024, the Company closed the sale of its RMS facilities in Blackthorn, U.K., and Dublin, Virginia.
•The Company continues to execute on its site optimization plan for its Blackthorn, U.K. site, which the Company is leasing back until its operations are relocated to its Hillcrest, U.K. site. The relocation of operating activities from Blackthorn into its Hillcrest, U.K. site is expected to be completed by the end of September 2024.
•The Company's facility in Cumberland, Virginia, is under contract to be sold and continues to be held for sale as of March 31, 2024.
Second Quarter Fiscal 2024 Financial Results (Three Months Ended March 31, 2024)

Revenue decreased 21.5% to $119.0 million in Q2 FY 2024 as compared to $151.5 million in Q2 FY 2023. The lower total revenue in the second quarter was primarily driven by a $32.1 million decrease in RMS revenue. The decrease in RMS revenue was primarily due to the lower non-human primate ("NHP") related product and service revenue of $26.2 million. Additionally, in Q2 FY 2024, there was a decrease of $3.1 million in RMS revenue as a result of the sale of our Israeli businesses in the fourth quarter of fiscal 2023. The remaining decrease in RMS revenue is due primarily to decreases in small animal sales and RMS services, such as surgeries, partially offset by a slight increase in diets and bedding sales.

Operating loss was $43.1 million in Q2 FY 2024 as compared to an operating loss of $2.1 million in Q2 FY 2023. The higher total operating loss in Q2 FY 2024 was primarily the result of an approximately $43.4 million decrease in RMS operating income. The decrease in RMS operating income was primarily due to the decrease in RMS revenue discussed above and an increase of $22.8 million in RMS operating expenses2, partially offset by a decrease of $11.8 million in RMS cost of revenue1. The increase in operating expenses primarily relates to the $26.5 million charge related to the Agreement in Principle discussed above, partially offset by decreased legal fees incurred of $2.1 million in addition to decreased professional fees and decreased restructuring costs. The decrease in cost of revenue was in line with lower sales, primarily driven by a $7.2 million reduction of NHP-related cost of revenue, the impact of the sale of our Israeli businesses of $2.0 million and favorable cost reductions related to the site closures and optimizations compared to the prior year period.

Cash and cash equivalents as of March 31, 2024, was $32.7 million and there were no borrowings on the Company’s $15.0 million revolving credit facility. Total debt, net of debt issuance costs, as of March 31, 2024, was $380.6 million. The Company was in compliance with its debt covenants as of March 31, 2024.
Year-to-Date Fiscal 2024 Financial Results (Six Months Ended March 31, 2024)

Revenue decreased 7.2% to $254.5 million in YTD FY 2024 as compared to $274.2 million in YTD FY 2023. The lower total revenue in YTD FY 2024 was driven by a $22.9 million decrease in RMS revenue, partially offset by a $3.2 million increase in DSA revenue. The decrease in RMS revenue was due primarily to the negative impact of lower NHP sales of $12.5 million. Additionally, there was a decrease of $5.9 million in RMS revenue as a result of the sale of our Israeli businesses in the fourth quarter of fiscal 2023. The remaining decrease in RMS revenue was due primarily to decreases in small animal sales and RMS services, such as surgeries, partially offset by an increase in diets and bedding sales.

Operating loss was $52.5 million in YTD FY 2024 as compared to an operating loss of $92.7 million in YTD FY 2023. The lower total operating loss in YTD FY 2024 was primarily due to a $66.4 million non-cash goodwill impairment charge related to our RMS segment in YTD FY 2023 that did not recur in YTD FY 2024, partially offset by the $26.5 million charge incurred during YTD FY 2024 related to the Agreement in Principle discussed above.

Cash and cash equivalents of $32.7 million at March 31, 2024, compares to $35.5 million at September 30, 2023, the end of fiscal year 2023. Cash provided by operating activities was $10.4 million for YTD FY 2024, compared to cash provided by operating activities of $5.4 million for YTD FY 2023. For YTD FY 2024, capital expenditures totaled $12.6 million compared to $16.8 million for YTD FY 2023.

1Cost of revenue includes cost of services provided and cost of products sold excluding depreciation and amortization of intangible assets
2Operating expenses include selling, general and administrative and other operating expenses.
Subsequent Events
•The Company closed on the sale of its Haslett, Michigan, facility in April of 2024.
•The Company listed for sale an additional 85 acres in Pennsylvania which consists of excess property not being fully utilized.
•On May 14, 2024, the Company, certain subsidiaries and the lenders party thereto entered into a Fourth Amendment (the “Fourth Amendment”) to the Credit Agreement. The Fourth Amendment provides that any charges or expenses attributable to or related to the Agreement in Principle may be added back to the Company’s Consolidated EBITDA (up to $26.5 million) for purposes of the financial covenants under the Credit Agreement.
Strategic Update and Withdrawal of Fiscal 2024 Outlook

Due to the significant impact that NHP revenue has on our consolidated revenue and margins, and the current uncertainty in customer demand for NHPs, we are withdrawing financial guidance for fiscal year 2024.

We remain steadfast in the execution of our long-term strategic plan to achieve our financial goals. In the DSA segment, we are focused on optimizing our market share and increasing awards to utilize new services and additional capacity to grow DSA segment revenue. We believe that our strategic initiatives to increase our sales force, optimize sales territory coverage and focus on sales in Discovery Services put us in a position to gain market share and increase awards when biopharma companies begin to increase their level of investment in preclinical studies. We will also continue to stay focused on client satisfaction through innovation and the development of nimble solutions and custom offerings.

Webcast and Conference Call
Management will host a conference call on Wednesday, May 15, 2024, at 4:30 pm ET to discuss second quarter results for fiscal 2024.
Interested parties may participate in the call by dialing:
•(888) 886-7786 (Domestic)
•(416) 764-8658 (International)
•38070700 (Conference ID)

The live conference call webcast will be accessible in the Investors section of the Company’s web site and directly via the following link:

https://viavid.webcasts.com/starthere.jsp?ei=1665042&tp_key=9a4ab0e562

For those who cannot listen to the live broadcast, an online replay will be available in the Investors section of Inotiv’s web site at: https://www.inotivco.com/investors/investor-information/.
Non-GAAP to GAAP Reconciliation
This press release contains financial measures that are not calculated in accordance with generally accepted accounting principles in the United States (GAAP), including Adjusted EBITDA and Adjusted EBITDA as a percentage of total revenue for the three and six months ended March 31, 2024 and 2023 and selected business segment information for those periods. Adjusted EBITDA as reported herein refers to a financial measure that excludes from consolidated net loss, statements of operations line items interest expense and income tax benefit, as well as non-cash charges for depreciation and amortization, stock compensation expense, acquisition and integration costs, startup costs, restructuring costs, unrealized foreign exchange (gain) loss, amortization of inventory step up, (gain) loss on disposition of assets, other unusual, third party costs, the charge related to the Agreement in Principle and goodwill impairment loss. The adjusted business segment information excludes from operating loss and unallocated corporate operating expenses for these same expenses.
The Company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the Company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures as supplemental and in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.
Management has chosen to provide this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of our results and to illustrate our results giving effect to the non-GAAP adjustments. Management strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.
About the Company
Inotiv, Inc. is a leading contract research organization dedicated to providing nonclinical and analytical drug discovery and development services and research models and related products and services. The Company’s products and services focus on bringing new drugs and medical devices through the discovery and preclinical phases of development, all while increasing efficiency, improving data, and reducing the cost of taking new drugs and medical devices to market. Inotiv is committed to supporting discovery and development objectives as well as helping researchers realize the full potential of their critical research and development projects, all while working together to build a healthier and safer world. Further information about Inotiv can be found here: https://www.inotivco.com/.
This release contains forward-looking statements that are subject to risks and uncertainties including, but are not limited to, statements regarding our intent, belief or current expectations with respect to (i) our strategic plans; (ii) trends in the demand for our services and products; (iii) trends in the industries that consume our services and products; (iv) market and company-specific impacts of NHP supply and demand matters; (v) the investigations by the U.S. Department of Justice, including any potential resolution thereof and the expected impacts on the Company, such as the estimated amounts, timing and expense treatment of cash payments and other investments thereunder; (vi) our ability to service our outstanding indebtedness and to comply with financial covenants; (vii) our current and forecasted cash position; (viii) our ability to make capital expenditures, fund our operations and satisfy our obligations; (ix) our ability to manage recurring and unusual costs; (x) our ability to execute on our restructuring and site optimization plans and to realize the expected benefits related to such actions; (xi) our expectations regarding the volume of new bookings, pricing, operating income or losses and liquidity; (xii) our ability to effectively manage current expansion efforts or any future expansion or acquisition initiatives undertaken by us; (xiii) our ability to develop and build infrastructure and teams to manage growth and projects; (xiv) our ability to continue to retain and hire key talent; (xv) our ability to market our services and products under our corporate name and relevant brand names; (xvi) our ability to develop new services and products; and (xvii) the impact of public health emergencies on the economy, demand for our services and products and our operations, including the measures taken by governmental authorities to address such public health emergencies, which may precipitate or exacerbate other risks and/or uncertainties, including those detailed in the Company's filings with the U.S. Securities and Exchange Commission. Further discussion of these risks, uncertainties, and other matters can be found in the Risk Factors detailed in our Annual Report on Form 10-K as filed on December 12, 2023, as well as other filings we make with the Securities and Exchange Commission.

Company Contact	Investor Relations
Inotiv, Inc.	LifeSci Advisors
Beth A. Taylor, Chief Financial Officer	Bob Yedid
(765) 497-8381	(516) 428-8577
btaylor@inotivco.com	bob@lifesciadvisors.com

INOTIV, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2024	2023	2024	2023
Service revenue	$56,961	$58,752	$110,824	$108,800
Product revenue	62,074	92,711	143,712	165,417
Total revenue	119,035	151,463	254,536	274,217
Costs and expenses:
Cost of services provided (excluding depreciation and amortization of intangible assets)	38,663	36,803	77,740	70,804
Cost of products sold (excluding depreciation and amortization of intangible assets)	53,694	65,926	116,645	129,189
Selling	5,403	4,764	10,751	9,265
General and administrative	19,796	28,293	39,723	56,591
Depreciation and amortization of intangible assets	14,155	12,990	28,405	26,253
Other operating expense	30,440	4,812	33,759	8,451
Goodwill impairment loss	—	—	—	66,367
Operating loss	$(43,116)	$(2,125)	$(52,487)	$(92,703)
Other (expense) income:
Interest expense	(11,088)	(10,515)	(22,452)	(20,965)
Other (expense) income	(239)	545	1,174	(1,333)
Loss before income taxes	$(54,443)	$(12,095)	$(73,765)	$(115,001)
Income tax benefit	6,364	2,466	9,858	18,440
Consolidated net loss	$(48,079)	$(9,629)	$(63,907)	$(96,561)
Less: Net income (loss) attributable to noncontrolling interests	—	365	(440)	756
Net loss attributable to common shareholders	$(48,079)	$(9,994)	$(63,467)	$(97,317)

Loss per common share
Net loss attributable to common shareholders:
Basic	$(1.86)	$(0.39)	$(2.46)	$(3.79)
Diluted	$(1.86)	$(0.39)	$(2.46)	$(3.79)
Weighted-average number of common shares outstanding:
Basic	25,831	25,687	25,797	25,645
Diluted	25,831	25,687	25,797	25,645

INOTIV, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	March 31,	September 30,
	2024	2023
	(Unaudited)
Current assets:
Cash and cash equivalents	$32,695	$35,492
Trade receivables and contract assets, net of allowances for credit losses of $6,459 and $7,446, respectively	65,757	87,383
Inventories, net	45,406	56,102
Prepaid expenses and other current assets	36,821	33,408
Assets held for sale	—	1,418
Total current assets	180,679	213,803

Property and equipment, net	191,423	191,068
Operating lease right-of-use assets, net	46,796	38,866
Goodwill	94,286	94,286
Other intangible assets, net	291,331	308,428
Other assets	10,863	10,079
Total assets	$815,378	$856,530

Liabilities, shareholders' equity and noncontrolling interest
Current liabilities:
Accounts payable	$28,381	$32,564
Accrued expenses and other current liabilities	31,102	25,776
Revolving credit facility	—	—
Fees invoiced in advance	41,675	55,622
Current portion of long-term operating lease	11,413	10,282
Current portion of long-term debt (1)	380,358	7,950
Total current liabilities	492,929	132,194
Long-term operating leases, net	37,218	29,614
Long-term debt, less current portion, net of debt issuance costs	275	369,795
Other long-term liabilities	38,055	6,373
Deferred tax liabilities, net	39,739	50,064
Total liabilities	608,216	588,040

Shareholders’ equity and noncontrolling interest:
Common shares, no par value:
Authorized 74,000,000 shares at March 31, 2024 and at September 30, 2023; 25,905,395 issued and outstanding at March 31, 2024 and 25,777,169 at September 30, 2023	6,438	6,406
Additional paid-in capital	717,139	715,696
Accumulated deficit	(517,185)	(453,278)
Accumulated other comprehensive income	770	330
Total equity attributable to common shareholders	207,162	269,154
Noncontrolling interest	—	(664)
Total shareholders’ equity and noncontrolling interest	207,162	268,490
Total liabilities and shareholders’ equity and noncontrolling interest	$815,378	$856,530

(1) In connection with U.S. generally accepted accounting principles and the need for our recent credit amendment, along with the potential of future failure to comply with our financial covenants, we have classified $380.4 million of our debt as current on our unaudited Condensed Consolidated Balance Sheet as of March 31, 2024.

INOTIV, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended March 31,
	2024	2023
Operating activities:
Consolidated net loss	$(63,907)	$(96,561)
Adjustments to reconcile net loss to net cash provided by operating activities, net of acquisitions:
Depreciation and amortization	28,405	26,253
Employee stock compensation expense	3,781	3,827
Changes in deferred taxes	(10,391)	(21,303)
Provision for expected credit losses	(245)	1,333
Amortization of debt issuance costs and original issue discount	1,686	1,512
Non-cash interest and accretion expense	3,336	2,870
Other non-cash operating activities	(655)	1,113
Goodwill impairment loss	—	66,367
Changes in operating assets and liabilities:
Trade receivables and contract assets	22,265	22,836
Inventories	10,781	7,125
Prepaid expenses and other current assets	(3,565)	1,862
Operating lease right-of-use assets and liabilities, net	807	429
Accounts payable	(3,119)	5,018
Accrued expenses and other current liabilities	5,276	(3,474)
Fees invoiced in advance	(14,100)	(13,720)
Other asset and liabilities, net	30,018	(61)
Net cash provided by operating activities	10,373	5,426

Investing activities:
Capital expenditures	(12,594)	(16,840)
Proceeds from sale of property and equipment	3,964	276
Net cash used in investing activities	(8,630)	(16,564)

Financing activities:
Payments on revolving credit facility	—	(21,000)
Payments on senior term notes and delayed draw term loans	(1,382)	(1,375)
Borrowings on revolving credit facility	—	6,000
Borrowings on delayed draw term loan	—	35,000
Other financing activities, net	(2,712)	(1,401)
Net cash (used in) provided by financing activities	(4,094)	17,224

Effect of exchange rate changes on cash and cash equivalents	(446)	1,052

Net (decrease) increase in cash and cash equivalents	(2,797)	7,138
Less: cash, cash equivalents, and restricted cash held for sale	—	(1,522)
Cash, cash equivalents, and restricted cash at beginning of period	35,492	18,980
Cash, cash equivalents, and restricted cash at end of period, net of cash, cash equivalents and restricted cash held for sale	$32,695	$24,596

Non-cash financing activity:
Paid in kind debt issuance costs	$—	$1,363
Supplemental disclosure of cash flow information:
Cash paid for interest	$16,891	$16,374
Income taxes paid, net	$1,175	$3,952

INOTIV, INC.
RECONCILIATION OF GAAP TO NON-GAAP
SELECT BUSINESS SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2024	2023	2024	2023
DSA
Revenue	46,631	47,023	91,329	88,116
Operating income	2,853	1,924	4,446	4,296
Operating income as a % of total revenue	2.4%	1.3%	1.7%	1.6%
Add back:
Depreciation and amortization	4,363	3,611	8,772	7,591
Restructuring costs	23	97	136	97
Startup costs	967	2,281	1,797	3,786
Total non-GAAP adjustments to operating income	5,353	5,989	10,705	11,474
Non-GAAP operating income	8,206	7,913	15,151	15,770
Non-GAAP operating income as a % of DSA revenue	17.6%	16.8%	16.6%	17.9%
Non-GAAP operating income as a % of total revenue	6.9%	5.2%	6.0%	5.8%

RMS
Revenue	72,404	104,440	163,207	186,101
Operating income (loss)	(30,603)	12,725	(25,525)	(58,547)
Operating income (loss) as a % of total revenue	(25.7%)	8.4%	(10.0%)	(21.4%)
Add back:
Depreciation and amortization	9,643	9,379	19,380	18,662
Restructuring costs	1,345	1,643	2,266	1,909
Amortization of inventory step up	58	183	160	427
Other unusual, third party costs	1,272	469	2,358	1,140
Agreement in Principle	26,500	—	26,500	—
Goodwill impairment loss	—	—	—	66,367
Total non-GAAP adjustments to operating income (loss)	38,818	11,674	50,664	88,505
Non-GAAP operating income	8,215	24,399	25,139	29,958
Non-GAAP operating income as a % of RMS revenue	11.3%	23.4%	15.4%	16.1%
Non-GAAP operating income as a % of total revenue	6.9%	16.1%	9.9%	10.9%

	Three Months Ended March 31,		Six Months Ended March 31,
	2024	2023	2024	2023

Unallocated Corporate Operating Expenses	(15,366)	(16,774)	(31,408)	(38,452)
Unallocated corporate operating expenses as a % of total revenue	(12.9)%	(11.1)%	(12.3)%	(14.0)%
Add back:
Depreciation and amortization	149	—	253	—
Stock option expense	1,884	1,781	3,781	3,827
Acquisition and integration costs	—	105	70	1,088
Total non-GAAP adjustments to operating loss	2,033	1,886	4,104	4,915
Non-GAAP operating loss	(13,333)	(14,888)	(27,304)	(33,537)
Non-GAAP operating loss as a % of total revenue	(11.2)%	(9.8)%	(10.7)%	(12.2)%

Total
Revenue	119,035	151,463	254,536	274,217
Operating loss	(43,116)	(2,125)	(52,487)	(92,703)
Operating loss as a % of total revenue	(36.2)%	(1.4%)	(20.6)%	(33.8%)
Add back:
Depreciation and amortization	14,155	12,990	28,405	26,253
Stock compensation expense	1,884	1,781	3,781	3,827
Restructuring costs	1,368	1,740	2,402	2,006
Acquisition and integration costs	—	105	70	1,088
Amortization of inventory step up	58	183	160	427
Startup costs	967	2,281	1,797	3,786
Other unusual, third party costs	1,272	469	2,358	1,140
Agreement in Principle	26,500	-	26,500	-
Goodwill impairment loss	-	-	-	66,367
Total non-GAAP adjustments to operating loss	46,204	19,549	65,473	104,894
Non-GAAP operating income (loss)	3,088	17,424	12,986	12,191
Non-GAAP operating income (loss) as a % of total revenue	2.6%	11.5%	5.1%	4.4%

INOTIV, INC.
RECONCILIATION OF GAAP NET LOSS TO NON-GAAP ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2024	2023	2024	2023
GAAP Consolidated Net Loss	$(48,079)	$(9,629)	$(63,907)	$(96,561)
Adjustments (a)
Interest expense	11,088	10,515	22,452	20,965
Income tax benefit	(6,364)	(2,466)	(9,858)	(18,440)
Depreciation and amortization	14,155	12,990	28,405	26,253
Stock compensation expense	1,884	1,781	3,781	3,827
Acquisition and integration costs (1)	—	105	70	1,088
Startup costs	967	2,281	1,797	3,786
Restructuring costs (2)	1,368	1,740	2,402	2,006
Unrealized foreign exchange (gain) loss	420	(739)	(609)	511
Amortization of inventory step up	58	183	160	427
(Gain) loss on disposition of assets	(193)	(129)	(859)	251
Other unusual, third party costs	1,272	469	2,358	1,140
Agreement in Principle (4)	26,500	—	26,500	—
Goodwill impairment loss (3)	-	-	-	66,367
Adjusted EBITDA (b)	$3,076	$17,101	$12,692	$11,620
GAAP consolidated net loss as a percent of total revenue	(40.4)%	(6.4)%	(25.1)%	(35.2)%
Adjustments as a percent of total revenue	43.0%	17.6%	30.1%	39.5%
Adjusted EBITDA as a percent of total revenue	2.6%	11.3%	5.0%	4.2%
(a)Adjustments to certain GAAP reported measures for the three and six months ended March 31, 2024 and 2023 include, but are not limited to, the following:
(1)For the three and six months ended March 31, 2024 and 2023, represents charges for legal services, accounting services, travel and other related activities in connection with various acquisitions and the related integration of those acquisitions.
(2)For the three and six months ended March 31, 2024, primarily represents costs incurred in connection with the exit of multiple sites and the enablement of the in-house integration of Inotiv’s North American transportation operations as previously disclosed. For the three and six months ended March 31, 2023, primarily represents costs incurred in connection with the exit of multiple sites as previously disclosed.
(3)For the six months ended March 31, 2023, represents a non-cash goodwill impairment charge of $66.4 million related to the RMS segment.
(4)For the three and six months ended March 31, 2024, represents a charge related to the Agreement in Principle as it relates to the matter in which the U.S. Department of Justice, together with federal and state law enforcement agents, executed a search and seizure warrant on the Cumberland facility on May 18, 2022.
(b)Adjusted EBITDA - Consolidated net loss before interest expense, income tax benefit, depreciation and amortization, stock compensation expense, acquisition and integration costs, startup costs, restructuring costs, unrealized foreign exchange (gain) loss, amortization of inventory step up, (gain) loss on disposition of assets, other unusual, third party costs, the charge in connection with the Agreement in Principle and goodwill impairment loss.